Exhibit 99.1
PRESS RELEASE
Harris Corporation Reports Higher Revenue, Income and Earnings
Per Share for the Third Quarter
Company Updates Fiscal 2009 Guidance and Provides Initial Fiscal 2010 Guidance
MELBOURNE, Florida, May 5, 2009 — Harris Corporation (NYSE:HRS) reported GAAP net income for the third quarter of fiscal 2009 of $114 million, or $.86 per diluted share, compared with GAAP net income of $108 million, or $.78 per diluted share, in the prior-year quarter. Revenue for the third quarter of fiscal 2009 was $1.36 billion, compared with $1.33 billion for the prior-year quarter.
Excluding the results of Harris Stratex Networks, Inc., net income was $136 million, or $1.02 per diluted share, for the third quarter of fiscal 2009, compared with net income of $106 million, or $.78 per diluted share, in the prior-year quarter. Revenue on the same basis increased 5 percent to $1.21 billion in the third quarter, compared with $1.15 billion for the prior-year quarter.
Orders were $1.0 billion for the third quarter, declining 27 percent compared with $1.4 billion in the prior-year quarter, primarily as a result of significantly lower Department of Defense (DoD) orders in the RF Communications segment and the impact of the weak global economy on the Broadcast Communications segment.
Harris announced on March 31, 2009, that its Board of Directors approved the spin-off to its shareholders of all the shares of Harris Stratex Networks owned by Harris, and that the distribution will take place in the form of a taxable pro rata dividend of Harris Stratex Networks shares payable on May 27, 2009. A reconciliation of GAAP to non-GAAP financial measures is provided in Table 5, along with the accompanying notes.
“Our company performed very well in the third quarter with higher revenue and strong earnings,” said Howard L. Lance, chairman, president and CEO. “However, order rates declined in the quarter and are expected to remain weak in the near-term, which will have a significant impact on expected results in fiscal 2010. Beyond fiscal 2010, our company is well-positioned to return to growth. We will continue to invest in acquisitions and new products to expand into adjacent markets where our advanced technologies and capabilities are discriminators. For example, feedback from our customers that have begun fielding our new Falcon lll® manpack radios has been overwhelmingly positive. The Falcon III 117G is JTRS-approved and offers the most advanced capabilities available in the market, including wideband networking. We are confident that the radios will be widely fielded in both the U.S and international markets.”
Revenue and Earnings Guidance
Harris now expects non-GAAP earnings from continuing operations in fiscal 2009 to be at the low end of its previous guidance range of $3.93 to $4.03 per diluted share, excluding acquisition-related costs ($3.88 to $3.98 on a GAAP basis), representing a year-over-year increase of approximately 17 percent, compared with non-GAAP earnings from continuing operations in fiscal 2008 of $3.35 per diluted share ($3.33 on a GAAP basis). Revenue from continuing operations for fiscal 2009 is now expected to increase by approximately 7 percent compared with fiscal 2008.

Initial non-GAAP earnings guidance in fiscal 2010 is expected to be in a range of $3.10 to $3.40 per diluted share, a 16 to 21 percent decline compared to the low end of fiscal 2009 guidance. Revenue in fiscal 2010 is expected to be in a range of $4.9 billion to $5.1 billion. Fiscal 2010 earnings per share and revenue guidance include the expected full-year contribution of the Wireless Systems and Crucial Security acquisitions and exclude acquisition-related costs.
A reconciliation of GAAP to non-GAAP financial measures is provided in Table 7, along with the accompanying notes.
RF Communications
Third quarter revenue in the RF Communications segment was $439 million, an increase of 12 percent, compared with $392 million in the prior-year quarter. Operating income in the third quarter was $151 million, and operating margin continued to be strong at 34.5 percent of revenue.
Revenue growth was driven by significantly higher international sales, which represented 43 percent of total revenue in the quarter, compared with 27 percent for all of fiscal 2008. Revenue in the U.S. market remained strong, but declined compared to the prior-year quarter. Significant deliveries in the quarter were made to Norway, Pakistan, the Philippines, Hungary, Belgium, Iraq, Kyrgyzstan, the Czech Republic, Armenia, Canada, Ukraine, and Afghanistan. In the U.S. market, significant deliveries were made to the U.S. Army, Marine Corps, and Air Force.
Year-to-date orders through the third quarter of fiscal 2009 were $807 million, down 37 percent, compared with $1.28 billion for the comparable prior-year period. Full-year fiscal 2009 orders are expected to be $1.2 billion to $1.3 billion, well below expected revenue, resulting in a segment book-to-bill ratio of substantially below 1:1. As a result, segment organic revenue in fiscal 2010 is now expected to be significantly lower than fiscal 2009.
The reduced outlook results from a combination of factors, including the delay of two significant orders. The company had expected a $250 million order from the Iraq Ministry of Defence for HF radios, which is now expected to be received in smaller increments over several years. Also expected was a $500 million ceiling IDIQ (Indefinite Delivery/Indefinite Quantity) contract from the U.S. Army for the purpose of procuring Falcon II® AN/PRC-117F and the new Falcon III AN/PRC-117G multiband radios. The IDIQ was awarded to Harris in the third quarter, with an initial $148 million order for 117Gs. Subsequently, it was determined by the Army that this IDIQ contract could not be used to procure 117G radios, and the order was cancelled. This decision may result in significant delays in 117G orders.

In addition, pressure on DoD budgets caused by the global economic crisis and deficit spending, as well as the lack of clarity surrounding funding priorities within the new administration, are slowing DoD procurements for many defense products and systems, including tactical radios for modernization programs. For Harris, the slower procurement environment has been compounded by reduced urgency for radio systems to support operational requirements in Iraq, which has been only partially offset by additional requirements for Afghanistan.
In the international market, demand remains robust and should continue to drive significant international revenue growth. Communications modernization and standardization programs by U.S. allies are expected to continue. Harris provides Falcon® tactical radios to more than 100 countries.
“In spite of the near-term decline, longer-term growth prospects for the business remain very positive in both U.S. and international markets,” Lance said. “RF Communications will benefit from positive long-term market trends, a competitive position that is unmatched, and an industry-leading new product portfolio.” For example, the Falcon lll manpack radio is the first JTRS-approved tactical radio system that provides wideband mobile ad-hoc networked communications. The radio has been fielded by all services of the U.S. Department of Defense and several international allies. The radio supports secure, high-bandwidth communications on-the-move, delivering an evolving picture of the battlefield in real time.
Harris continued to expand its addressable markets through its international integrated communications systems offering. The company received a $46 million order in the third quarter from the government of the United Arab Emirates for an integrated communications system incorporating Falcon II radios, Falcon III high-capacity data radios (HCDRs), tactical broadband global area network (BGAN) satellite communications terminals, and command and control capabilities. Significant international orders in the quarter were also received from Poland and Hungary.
New orders in the U.S. reflected the progress Harris is making with its customers to field larger quantities of the company’s new JTRS-approved Falcon III radios that provide multimission capability and new capabilities such as wideband networking for high-bandwidth communications on-the-move. The U.S. Air Force placed an $18 million order for the new Falcon III 117G wideband networking radio, which includes a Remote Operated Video Enhanced Receiver (ROVER) interoperable mode that provides battlefield airmen the ability to receive live video directly from UAVs. Also in the quarter, over $60 million in orders for Falcon III multiband handheld and vehicular radios were received from multiple DoD customers.
On April 16, Harris announced a definitive agreement to acquire the Tyco Electronics Wireless Systems business (formerly known as M/A-COM), an established provider of mission-critical wireless communications systems for law enforcement, fire and rescue, and public service organizations. Wireless Systems had revenue of $463 million for its fiscal year ending September 26, 2008, and addresses a growing $9 billion global market for public safety communications. The acquisition is expected to close by the end of June 2009. Wireless Systems will operate as the Public Safety business unit under the Harris RF Communications segment.

Government Communications Systems
The Government Communications Systems segment reported fiscal 2009 third quarter revenue of $649 million, a 7 percent increase compared with $608 million in the prior-year quarter. Operating income in the third quarter was $74 million, and operating margin was a strong 11.4 percent. Operating income in the prior-year quarter was $21 million and was impacted by a $47 million charge for commercial satellite reflector programs. Seven of the ten commercial reflectors under contract have now been shipped to customers.
Revenue increased in all four of the segment’s businesses: Defense Programs, National Intelligence Programs, Civil Programs and IT Services. Revenue growth was primarily driven by: the FAA Telecommunications Infrastructure (FTI) program, which has expanded to include the FTI Microwave program in Alaska; a number of classified programs; the Global Geospatial Intelligence (GGI) program for the National Geospatial-Intelligence Agency; sales of surveillance equipment from the company’s Wireless Products Group (WPG); the U.S. Navy Commercial Broadband Satellite Program; and the Navy/Marine Corps Intranet (NMCI) IT services program.
The ramping of several recent contract awards in the segment’s new Healthcare Solutions business also contributed to higher revenue, including a significant multi-million-dollar, ten-year contract with Health First, Inc., a Florida-based healthcare provider. Harris will provide network management and IT services for its enterprise-wide operations. The contract includes software and hardware support, 24/7 network operations center, help desk, training, and network security services. Also, Harris has joined forces with a business unit of Siemens Healthcare to provide solutions critical for Picture Archiving and Communications Systems (PACS) that support business continuity during the recovery from natural and man-made disasters.
Following the close of the quarter, Harris was awarded a 10-year, $600 million contract for the U.S. Army Modernization of Enterprise Terminals (MET) program. The new satellite communications terminals will represent the worldwide backbone for high-priority military communications and missile defense systems and support Internet Protocol (IP) and Dedicated Circuit Connectivity within the Global Information Grid (GIG), providing critical reach-back capability for the warfighter.
On April 16, 2009, Harris announced its acquisition of Crucial Security, Inc., a Washington, D.C.-area provider of mission-enabling engineering solutions that address both offensive and defensive IT security challenges for federal law enforcement and other U.S. government agencies. The acquisition expands Harris capabilities and customer footprint in the cyber security market.

Broadcast Communications
Third quarter revenue in the Broadcast Communications segment was $132 million, declining 17 percent compared with $159 million in the prior-year quarter. Operating income was $2 million in the third quarter compared with $7 million in the prior-year quarter. The global recession and postponement of capital projects further weakened demand. However, the impact of lower revenue on operating performance in the third quarter was mitigated by on-going cost-reduction actions.
Revenue declined in both U.S. and international markets and was lower primarily as a result of declining sales in Infrastructure and Networking Solutions where the impact of the global market softness was most significant. Transmission Systems sales were modestly lower as a result of softness in the global radio market. Media and Workflow sales were flat, with weakness in U.S. and international traffic systems, offset by higher sales of media server products.
At the recent National Association of Broadcasters show in Las Vegas, Harris made several announcements related to important new growth initiatives for the segment. Harris will begin a field trial with McDonald’s this month to launch the fast food chain’s unique, branded TV channel. The field trial includes 20 restaurants around the country and will feature Harris Digital Signage™ solutions to manage, monitor and play out digital broadcast-quality video content for the McDonald’s Channel. The systems will be designed and managed through a collaborative effort between Harris Broadcast Communications and the Harris IT Services business within the Government Communications Systems segment.
In another breakthrough application, Harris has signed with the National Basketball Association Orlando Magic to create a first-of-its-kind advanced media workflow in the team’s new arena that will be completed in 2010. The in-arena network will combine IPTV and digital signage and will be built around file-based workflows that merge broadcast technology with IT infrastructure. The systems will be designed and managed by Harris Broadcast Communications and Harris IT Services.
Harris Stratex Networks, Inc.
Harris Stratex Networks, Inc. (NASDAQ:HSTX) revenue for the third quarter of fiscal 2009 was $158 million, a decrease of 11 percent compared with $178 million in the prior-year quarter. The segment reported an operating loss of $34 million in the quarter as a result of impairment charges of $33 million related to the acceleration towards a common IP-based technology platform and a $2 million write-off of in-process research and development related to an acquisition.
Harris will host a conference call today at 4:30 p.m. Eastern Time (ET) to discuss its third quarter fiscal 2009 financial results. The dial-in number for the teleconference is (913) 312-1492 and the access code is 3442695. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Harris encourages you to listen via webcast, which will be broadcast live at www.harris.com/conference-call. A replay of the teleconference will be available beginning at 8:30 p.m. ET on May 5 and will run until midnight ET on Tuesday, May 12. To access the replay, please call (719) 457-0820, access code 3442695. A recording of the call will also be available on the Harris website beginning at 7:00 p.m. ET on Tuesday, May 5.

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of $5.4 billion and 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
# # #
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income, net income per diluted share and revenue for the third quarter of fiscal 2009 and the third quarter of fiscal 2008, and net income per diluted share and revenue for fiscal 2009 and fiscal 2008, in each case excluding the results of Harris Stratex Networks, and fiscal 2009 and fiscal 2010 guidance excluding acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (seven tables).
# # #
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2009 and fiscal 2010; the potential value of contract awards; and statements regarding outlook, including expected revenue and orders. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; risks inherent in developing new technologies; changes in our effective tax rate; the impact of the results of Harris Stratex Networks, which may vary significantly and may be difficult to forecast; the potential impact of natural disasters on our significant operations in Florida, California and other locations; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and the recession in the United States and general downturn in the global economy. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY ’09 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Three Quarters Ended
	April 3,	March 28,	April 3,	March 28,
	2009	2008	2009	2008
	(In millions, except per share amounts)
Revenue from product sales and services	$1,361.7	$1,329.6	$4,252.8	$3,877.8

Cost of product sales and services	(952.3)	(933.9)	(2,941.9)	(2,691.7)
Engineering, selling and administrative expenses	(240.1)	(236.4)	(717.0)	(683.6)
Impairment of goodwill and other intangible assets	—	—	(301.0)	—
Non-operating income (loss)	6.6	2.8	(2.2)	8.7
Interest income	0.8	1.9	3.7	5.5
Interest expense	(13.4)	(13.9)	(41.0)	(42.8)

Income before income taxes and minority interest	163.3	150.1	253.4	473.9
Income taxes	(65.8)	(38.9)	(214.2)	(149.0)
Minority interest in Harris Stratex Networks, Inc., net of tax	16.7	(3.2)	155.1	(2.4)

Net income	$114.2	$108.0	$194.3	$322.5

Net income per common share

Basic	$.87	$.80	$1.47	$2.41

Diluted	$.86	$.78	$1.46	$2.35

Cash dividends paid per common share	$.20	$.15	$.60	$.45

Basic weighted average shares outstanding	132.0	134.6	132.5	134.0
Diluted weighted average shares outstanding	132.8	136.2	133.5	136.9

Table 2
HARRIS CORPORATION
FY ’09 Third Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Three Quarters Ended
	April 3,	March 28,	April 3,	March 28,
	2009	2008	2009	2008
	(In millions)
Revenue
RF Communications	$439.1	$391.9	$1,292.5	$1,065.5
Government Communications Systems	648.7	608.2	2,005.8	1,836.8
Broadcast Communications	132.2	158.6	453.4	468.9
Harris Stratex Networks	158.1	178.2	544.8	531.6
Corporate eliminations	(16.4)	(7.3)	(43.7)	(25.0)

	$1,361.7	$1,329.6	$4,252.8	$3,877.8

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
RF Communications	$151.3	$141.4	$437.5	$376.4
Government Communications Systems	73.9	21.4	225.4	152.5
Broadcast Communications	1.9	7.1	19.2	25.7
Harris Stratex Networks	(34.1)	9.2	(317.7)	7.4
Unallocated Corporate expense	(18.8)	(18.2)	(56.8)	(55.2)
Corporate eliminations	(4.9)	(1.6)	(14.7)	(4.3)
Non-operating income (loss)	6.6	2.8	(2.2)	8.7
Net interest expense	(12.6)	(12.0)	(37.3)	(37.3)

	$163.3	$150.1	$253.4	$473.9

Table 3
HARRIS CORPORATION
FY ’09 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Quarters Ended
	April 3,	March 28,
	2009	2008
	(In millions)
Operating Activities
Net income	$194.3	$322.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	127.5	125.8
Purchased in-process research and development write-off	2.4	1.4
Share-based compensation	27.5	29.8
Non-current deferred income taxes	(7.6)	2.3
Gain on the sale of securities available-for-sale	—	(4.8)
Impairment of securities available-for-sale	7.6	—
Impairment of goodwill and other intangible assets	301.0	—
Minority interest in Harris Stratex Networks, Inc., net of tax	(155.1)	2.4
(Increase) decrease in:
Accounts and notes receivable	(30.0)	(96.7)
Inventories	(48.0)	(90.3)
Increase (decrease) in:
Accounts payable and accrued expenses	(66.2)	67.4
Advance payments and unearned income	24.0	13.8
Income taxes	(3.6)	(19.2)
Other	30.7	3.6

Net cash provided by operating activities	404.5	358.0

Investing Activities
Cash paid for acquired businesses	(9.1)	(12.8)
Additions of property, plant and equipment	(78.4)	(84.2)
Additions of capitalized software	(18.5)	(24.7)
Cash paid for short-term investments available-for-sale	(1.2)	(8.4)
Proceeds from the sale of short-term investments available-for-sale	3.7	25.4
Proceeds from the sale of securities available-for-sale	—	7.1

Net cash used in investing activities	(103.5)	(97.6)

Financing Activities
Proceeds from borrowings	78.5	450.2
Repayment of borrowings	(80.5)	(541.3)
Payment of treasury lock	—	(8.8)
Proceeds from exercise of employee stock options	7.6	31.6
Repurchases of common stock	(132.2)	(209.3)
Cash dividends	(80.1)	(61.3)

Net cash used in financing activities	(206.7)	(338.9)

Effect of exchange rate changes on cash and cash equivalents	(12.3)	2.1

Net increase (decrease) in cash and cash equivalents	82.0	(76.4)

Cash and cash equivalents, beginning of year	370.0	368.3

Cash and cash equivalents, end of quarter	$452.0	$291.9

Supplemental disclosure of noncash investing and financing activities:
Common stock issued in exchange for 3.5% convertible debentures, due fiscal 2023	$—	$163.5

Table 4
HARRIS CORPORATION
FY ’09 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	April 3,	June 27,
	2009	2008
	(In millions)
Assets
Cash and cash equivalents	$452.0	$370.0
Short-term investments	0.6	3.1
Marketable equity securities	3.4	19.3
Receivables	886.3	859.0
Inventories	660.7	610.4
Current deferred income taxes	111.7	117.2
Other current assets	72.8	73.5
Property, plant and equipment	467.1	482.2
Goodwill	1,210.0	1,547.3
Identifiable intangible assets	304.8	367.0
Other non-current assets	162.6	178.5

	$4,332.0	$4,627.5

Liabilities and Shareholders’ Equity

Short-term debt	$18.4	$8.5
Accounts payable	339.7	390.8
Compensation and benefits	177.9	191.9
Other accrued items	276.8	239.1
Advance payments and unearned income	170.5	146.4
Income taxes payable	12.9	22.9
Current portion of long-term debt	0.8	5.7
Non-current deferred income taxes	24.2	29.8
Long-term debt	827.5	831.8
Other long-term liabilities	128.2	156.3
Minority interest in Harris Stratex Networks, Inc.	175.8	330.3
Shareholders’ equity	2,179.3	2,274.0

	$4,332.0	$4,627.5

HARRIS CORPORATION
FY ’09 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income (loss) before income taxes and minority interest; income taxes; minority interest; net income (loss); and net income (loss) per diluted share adjusted to exclude certain costs, charges, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY ’09 Third Quarter Summary
Revenue, Net Income and Net Income per Diluted Share, Excluding the Results
of Harris Stratex Networks, Inc.
(Unaudited)

	Quarter Ended			Three Quarters Ended
	April 3,	March 28,	Percent	April 3,	March 28,	Percent
	2009	2008	Change	2009	2008	Change
	(In millions, except per share amounts)
Revenue	$1,361.7	$1,329.6		$4,252.8	$3,877.8
Harris Stratex Networks revenue, net of eliminations (A)	(156.6)	(176.6)		(541.9)	(528.6)

Revenue, excluding the results of Harris Stratex Networks	$1,205.1	$1,153.0	5%	$3,710.9	$3,349.2	11%

Net income	$114.2	$108.0		$194.3	$322.5
Harris Stratex Networks impact to net income (A)	21.7	(1.8)		201.6	(3.5)

Net income, excluding the results of Harris Stratex Networks	$135.9	$106.2	28%	$395.9	$319.0	24%

Income per diluted share	$0.86	$0.78		$1.46	$2.35
Harris Stratex Networks impact to income per diluted share (A)	0.16	—		1.51	(0.02)

Income per diluted share, excluding the results of Harris Stratex Networks	$1.02	$0.78	31%	$2.97	$2.33	27%

Table 6
HARRIS CORPORATION
FY ’09 Third Quarter Summary
Comparison of Harris Stratex Networks Segment GAAP and Non-GAAP Operating
Income to that Reported by Harris Stratex Networks, Inc.
(Unaudited)

	Quarter Ended		Quarter Ended
	April 3, 2009		March 28, 2008
	As Reported by		As Reported by
		Harris		Harris
		Stratex		Stratex
	Harris	Networks	Harris	Networks
	(In millions)
Operating Income (Loss) — As Reported	$(34.1)	$(34.1)	$9.2	$9.2
Adjustments:
Stratex combination-related costs	—	0.3	1.5	1.5
Acquisition-related costs	—	2.4	—	—
FAS 123R expense	—	0.5	—	2.1
Restructuring costs	—	0.5	—	—
Other identifiable intangible amortization	—	3.2	—	3.7
Impairment of assets	—	32.7	—	—

Operating Income — Non-GAAP	$(34.1)	$5.5	$10.7	$16.5

Table 7
HARRIS CORPORATION
FY ’09 Third Quarter Summary
Reconciliation of FY ’08 GAAP Income per Diluted Share and FY ’09 GAAP
Income per Diluted Share Guidance to Non-GAAP Income per Diluted Share,
Excluding the Results of Harris Stratex Networks
(Unaudited)

	Fiscal Year 2008	Fiscal Year 2009	Percent
	(Actual)	(Guidance)	Change
GAAP income per diluted share	$3.26	$1.50 to $1.60	(54)% to (51)%
Harris Stratex Networks impact to GAAP income per diluted share (A)	$0.07	$2.38

GAAP income per diluted share — excluding Harris Stratex Networks	$3.33	$3.88 to $3.98	17% to 20%
Charges associated with the acquisition of Multimax Incorporated (B)	$0.01	—
Charges associated with the acquisition of Zandar Technologies plc (C)	$0.01	—
Charges associated with the acquisition of Tyco Electronics Wireless Systems (D)	—	$0.05

Non-GAAP income per diluted share — excluding Harris Stratex Networks	$3.35	$3.93 to $4.03	17% to 20%

HARRIS CORPORATION
FY ’09 Third Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 7:
Note A — Assumes Harris Stratex Networks will become a discontinued operation prior to the end of fiscal 2009. As a result, guidance and actual results have been adjusted to exclude the results of Harris Stratex Networks.
Note B — Adjustment for the $.01 per diluted share impact of integration and other charges associated with our acquisition of Multimax Incorporated.
Note C — Adjustment for the $.01 per diluted share impact of integration and other charges associated with our acquisition of Zandar Technologies plc.
Note D — Adjustment for the estimated impact of $.05 per diluted share for fiscal 2009 related to integration and other charges associated with our pending acquisition of Tyco Electronics Wireless Systems business.
Additional Note Relating to Non-GAAP Earnings per Share Guidance for Fiscal 2010:
Non-GAAP earnings per share guidance for fiscal 2010 excludes acquisition-related costs. At this time a reconciliation to GAAP earnings per share guidance for fiscal 2010 is not available without unreasonable effort.